Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Greenlane Holdings, Inc. on Form S-4 Amendment No. 1 File No. 333-256582 of our report dated November 10, 2020 with respect to our audits of the consolidated financial statements of KushCo Holdings, Inc. as of August 31, 2020 and 2019 and for the years ended August 31, 2020 and 2019, which report appears in the Joint Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Joint Proxy Statement / Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective September 1, 2019.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

July 1, 2021